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Exhibit 10.5

EMPLOYMENT AGREEMENT

        This Employment Agreement, including the attached Exhibit A (together, the "Agreement"), is entered into between Basic Energy Services, L.P., a Delaware limited liability company (the "Company"), and James J. Carter ("Employee") effective as of May 1, 2003 (the "Effective Date").

WITNESSETH:

        WHEREAS, the Company desires to employ Employee pursuant to the terms and conditions set forth in this Agreement, and Employee desires to be employed by the Company pursuant to such terms and conditions;

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I: EMPLOYMENT AND DUTIES

        1.1   The Company agrees to employ Employee and Employee agrees to be employed by the Company subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing until the date set forth on Exhibit A hereto (the "Term"). If Employee's employment with the Company continues after the end of the Term, Employee shall be an "at-will" employee.

        1.2   Employee shall be employed in the position set forth on Exhibit A and shall have the normal authorities, responsibilities and duties of such position, including, specifically, those set forth on Exhibit A hereto, if any. However, the Company may assign Employee such additional or different duties from time to time as may be reasonably appropriate in the good faith opinion of the Company, including duties with an affiliate. Employee shall at all times comply with the policies and procedures of the Company as in effect from time to time. While employed hereunder, the Employee shall devote his full time and attention during normal business hours to the business affairs of the Company and use his best efforts to perform faithfully and effectively his duties and responsibilities.

ARTICLE II: COMPENSATION AND BENEFITS

        2.1   During the Term the Company shall pay Employee a Monthly Base Salary as set forth on Exhibit A, which shall be paid in accordance with the Company's standard payroll practice. Such Monthly Base Salary may be increased from time-to-time by the Company, and may be decreased if a similar decrease is made to the base salaries of other employees of the Company holding positions generally comparable to that held by the Employee.

        2.2   Employee shall be eligible to participate in the cash bonus and stock option plans, if any, established and maintained for the benefit of the Company's employees, as such plans and Employee's participation therein may be approved from time to time by the Company.

        2.3   The Company may withhold from any compensation, benefits, or amounts payable to Employee all taxes as may be required pursuant to any applicable law.

        2.4   Employee shall be reimbursed by the Company for reasonable travel, lodging, meals, customer entertainment and other expenses incurred by him in connection with performing his duties hereunder in accordance with the Company's policies in effect from time to time.

        2.5   Employee will be entitled to paid days off from work and other benefits made available to other employees of the Company pursuant to policies and/or plans adopted from time to time by the Company, which paid days off work and other benefits will, when appropriate, be prorated in any calendar year during which the Employee is employed for less than the entire year with such proration to be based on the number of days in such calendar year during which he is employed.

        2.6   Employee's primary work location will be the location specified on Exhibit A hereto. Employee will be reimbursed for reasonable relocation or moving expenses incurred by Employee if the Company requires a change in such primary work location that is a greater distance than fifty (50) miles from the Employee's primary work location specified on Exhibit A hereto.

ARTICLE III: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION

        3.1   The Company shall have the right to terminate Employee's employment at any time prior to the expiration of the Term:

    (i)
    for "Cause", upon the determination by the Company that "Cause" exists for termination of Employee's employment (a "Termination for Cause"). As used herein, the term "Cause" means (a) Employee's gross negligence or willful misconduct in the performance of Employee's duties; (b) Employee has been convicted of a felony; (c) Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement; (d) Employee's material breach of any material provision of this Agreement which remains uncorrected for 10 business days following written notice by the Company to Employee of such breach; (e) chronic alcohol abuse or illegal drug use by Employee that is determined by the president of the managing general partner of the Company (the "President") or other officer to whom the Employee reports to materially impair Employee's ability to perform his duties and responsibilities hereunder or (f) Employee's failure to report any conflict of interest between the Employee and the Company immediately upon the occurrence of such conflict of interest;

    (ii)
    for any reason other than Cause (an "Involuntary Termination"); or

    (iii)
    if Employee becomes entitled to benefits under the Company's (or an affiliate's) long-term disability plan or, if Employee is not covered by any such plan, upon Employee becoming unable to perform substantially, with reasonable accommodation, Employee's duties as a result of a physical or mental impairment as determined by a physician selected or approved by the Company (a "Disability Termination").

        3.2   Employee shall have the right to terminate Employee's employment at any time prior to the expiration of the Term:

    (i)
    for a material breach by the Company of a material provision of this Agreement which remains uncorrected for 10 business days following written notice of such breach by Employee to the Company (a "Good Reason Termination"); or

    (ii)
    for any other reason 30 days following written notice to the Company, unless such notice period is waived by the Company (a "Voluntary Termination").

        3.3   Upon a Voluntary Termination, a Termination for Cause, a Disability Termination, or a termination due to Employee's death, Employee (or Employee's spouse or, if none, Employee's legal representative) shall be paid the pro rata Monthly Base Salary earned through the date of such termination; however, Employee shall not be entitled any future compensation or benefits which would otherwise have been provided pursuant to this Agreement had the Term continued following such termination of employment, including, without limitation, any bonuses, incentive compensation, stock option or other equity based award that is not vested or payable pursuant to its terms at the date of such termination of employment.

        3.4   Upon an Involuntary Termination or a Good Reason Termination, Employee shall be paid, as soon as reasonably practical following such termination, a lump sum amount equal to six months'

Monthly Base Salary (however, if such termination occurs on or following a Change of Control (as defined in the Company's then current Stock Incentive Plan), "18 months"' shall be substituted for "six months"'); however, Employee shall not be entitled to receive any severance payment pursuant to this Section 3.4 unless Employee has executed (and not revoked) a general release of all claims Employee may have or assert against the Company and its affiliates relating to Employee's employment hereunder in a form of such release reasonably acceptable to the Company. Employee shall not be entitled to any future compensation or benefits which would otherwise have been provided pursuant to this Agreement had the Term continued following such termination of employment, including, without limitation, any bonuses, incentive compensation, stock option or other equity based award that is not vested or payable pursuant to its terms at the date of such termination of employment.

        3.5   In all cases, the compensation payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of the Company or its affiliates.

        3.6   Termination of the employment relationship pursuant to this Agreement shall not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles IV and V.

ARTICLE IV: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

        4.1   All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by the Company which relate to the Company's business, products or services shall be disclosed to the Company by Employee and are and shall be the sole and exclusive property of the Company.

        4.2   Employee acknowledges that the business of the Company and its subsidiaries is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets ("Confidential Information") which are valuable, special, and unique assets which the Company or its subsidiaries use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its subsidiaries in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after Employee's termination of employment with the Company, make any unauthorized disclosure of any Confidential Information, or make any use thereof, except in the carrying out of Employee's employment responsibilities hereunder. The affiliates of the Company shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by the Company, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its subsidiaries. Employee also agrees to preserve and protect the confidentiality of such third party confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article IV by Employee, and the Company shall be entitled to enforce the provisions of this Article IV by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article IV, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and his or her agents involved in such breach.

        4.3   All written materials, records, and other documents made by, or coming into the possession of, Employee during Employee's employment by the Company which contain or disclose Confidential Information shall be and remain the sole property of the Company and its subsidiaries, as the case may be. Upon termination of Employee's employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

        4.4   If, during Employee's employment with the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company's premises or otherwise), Employee shall disclose such work to the Company. The Company shall be deemed the author of such work if the work is prepared by Employee within the scope of his or her employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

ARTICLE V: NON-COMPETITION OBLIGATIONS

        5.1   As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary, in order to protect the Company's interests in the Confidential Information that the Company will furnish and make available to Employee in the performance of his duties with the Company, and as an additional incentive for the Company to enter into this Agreement, the Company and Employee agree to the non-competition provisions of this Article V. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others (as a principal, agent, owner, employee, consultant or otherwise), in any geographic area or market where the Company or any of its subsidiaries are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business (the "Territory"):

    (i)
    engage in any business competitive with the business conducted by the Company or its subsidiaries;

    (ii)
    render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its subsidiaries;

    (iii)
    induce any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or its subsidiaries, or hire or assist in the hiring of any such employee by a person, association, or entity not affiliated with the Company;

    (iv)
    call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting customers, orders or contracts for any business competitive with the Company or its subsidiaries within the Territory; or

    (v)
    testify as an expert witness in matters related to the Company's business for an adverse party to the Company in litigation; provided, that nothing contained herein shall interfere with Employee's duty to testify as a witness if required by law.

These non-competition obligations shall apply during Employee's employment with the Company and its subsidiaries and shall extend until six months after the latest of (a) the expiration of the Stated Term or (b) Employee's actual termination of the employment with the Company and its subsidiaries if such termination occurs after the expiration of the Stated Term. Notwithstanding the foregoing, if termination of Employee's employment is the result of either an Involuntary Termination by the Company or a Good Reason Termination by the Employee, these non-competition obligations shall terminate six (6) months after the date of such Involuntary Termination or Good Reason Termination. In addition, such non-competition obligations shall not apply if Employee's employment is terminated on or following a Change of Control and shall not prohibit Employee from owning less than 2% of any class of securities of any public company even if such entity is engaged in competition with the Company or a subsidiary of the Company.

        5.2   Employee understands that the foregoing restrictions may limit Employee's ability to engage in certain businesses during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Employee, and the Company shall be entitled to enforce the provisions of this Article V by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach. Employee further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

        5.3   It is expressly understood and agreed that the Company and Employee consider the restrictions contained in this Article V to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

        5.4   The covenants in this Article V are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

        5.5   All of the covenants in this Article V shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following termination of employment, during which the agreements and covenants of Employee made herein shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Article V.

ARTICLE VI: MISCELLANEOUS

        6.1   For purposes of this Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Company:

    Basic Energy Services, L.P.
    406 N. Big Spring Street
    Midland, Texas 79701
    Attention: President

        If to Employee, to the address last shown on the Company's records.

Either the Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

        6.2   This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country. Venue for resolving any dispute arising under or in connection with this Agreement will be in the appropriate Federal or State Courts in Midland County, Texas. The parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in Midland County, Texas.

        6.3   No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        6.4   It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

        6.5   This Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

        6.6   This Agreement replaces in full all previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with the Company and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Company.

ARTICLE VII: DISPUTE RESOLUTION

        7.1   Except with respect to injunctive relief as provided in Section 5.2 above, any dispute or controversy about the validity, interpretation, effect or alleged violation of this Agreement (an "Arbitrable Dispute") must be submitted to confidential arbitration in Midland, Texas. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any Arbitrable Dispute. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. All costs and expenses, including attorneys' fees, shall be awarded as determined by the arbitrator. Should any party to this Agreement pursue any Arbitrable Dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys' fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an Arbitrable Dispute in a court of competent jurisdiction.

        IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals, effective for all purposes as of the Effective Date.

BASIC ENERGY SERVICES, L.P.
By:	Basic Energy Services GP, LLC, Its General Partner
By:	/s/ KENNETH V. HUSEMAN Kenneth V. Huseman, President

EMPLOYEE:
/s/ JAMES J. CARTER James J. Carter

EXHIBIT A TO
EMPLOYMENT AGREEMENT
BETWEEN BASIC ENERGY SERVICE, L.P.
AND JAMES J. CARTER

Term Ending Date:	April 30, 2006 ("Stated Term") or, if earlier, the date Employee's employment is terminated for any reason
Position:	Vice President and Chief Financial Officer
Monthly Base Salary:	$10,833.33
Primary Work Location	Midland, Texas
Additional Provision:	The paid off time the Employee is entitled to shall never be than fifteen (15) working days each calendar year during the term hereof.
Agreed to as of May 1, 2003.
Basic Energy Services, L.P.
By:	Basic Energy Services GP, LLC, Its General Partner
By:	/s/ KENNETH V. HUSEMAN Kenneth V. Huseman, President

/s/ JAMES J. CARTER James J. Carter

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EMPLOYMENT AGREEMENT
EXHIBIT A TO EMPLOYMENT AGREEMENT BETWEEN BASIC ENERGY SERVICE, L.P. AND JAMES J. CARTER